Exhibit 10.16

LEASE

THIS LEASE (“Lease”) is made as of January 1, 2023 (the “Effective Date”) by and between Saira Haq, Trustee of the Haq Family Trust, and Saira Haq, Trustee of the Non-Exempt Marital Trust dated May 26, 2006 (collectively “Landlord”), and Grinding and Dicing Services, Inc., a California corporation (“Tenant”).

Simultaneous with the execution of this Lease, Akoustis Technologies, Inc. (“Buyer”) purchased all of the outstanding stock of Tenant, pursuant to that certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) which Purchase Agreement is conditioned upon, among other things, the execution of this Lease by Landlord and Tenant, and Landlord acknowledging and confirming the termination of any and all prior leasehold interest granted in the Leased Premises (defined below) pursuant to any previously existing lease (whether written or oral) at the Leased Premises (the “Original Lease”) and releasing Tenant from any prior liabilities of its predecessor in interests to the Original Lease and the associated obligations under the Original Lease.

Accordingly, Landlord and Tenant hereby agree as follows:

ARTICLE I

DEMISE

Section 1.1 Leased Premises. In consideration of the rents and covenants to be paid and performed by Tenant, Landlord does hereby lease to Tenant, and Tenant does hereby accept and lease from Landlord, for the term, at the rent and upon the covenants, provisions and conditions hereinafter set forth, all that certain real property, buildings and improvements located at 925 Berryessa Road, San Jose, CA 95133 which real property is more particularly described on Exhibit “A”, attached hereto and incorporated herein (“Leased Premises”). The approximately 10,043 square foot building that is part of the Leased Premises is hereinafter sometimes referred to as the “Building.” The land that is part of the Leased Premises is hereinafter sometimes referred to as the “Land.”

Section 1.2 Reservation of Landlord. Landlord hereby reserves the right (at Landlord’s sole cost and not subject to reimbursement by Tenant) to place, maintain, repair and replace such utility lines, pipes, tunneling, and the like, in, under, over and upon the Leased Premises as may be reasonably necessary or advisable for the servicing of the Leased Premises and for the purposes of complying with certain obligations set forth in this Lease, if any; provided, however, in the exercise of any such rights, Landlord shall not unreasonably interfere with the operations of Tenant at the Leased Premises and shall promptly repair (at Landlord’s sole cost and not subject to reimbursement by Tenant) any damage caused by the exercise of any such rights.

Section 1.3 Possession. Landlord shall deliver exclusive possession of the Leased Premises to Tenant on the Commencement Date (hereinafter defined).

Section 1.4 Condition of Leased Premises. As of the Commencement Date, Landlord represents and warrants and covenants to Tenant that: (a) Landlord owns good and marketable title to the Leased Premises free and clear of any and all liens and encumbrances which would prohibit Tenant’s use, occupancy and enjoyment of the Leased Premises for the Permitted Use; (b) the execution, delivery and performance of this Lease by Landlord does not conflict with or cause a breach or default under any agreement to which Landlord is a party; (c) there are no real estate taxes and assessments and/or impositions assessed against the Leased Premises which are due and unpaid; (d) Landlord is not in default under the terms and conditions of any agreements, loans, mortgages, deeds of trust, or any other loan documents in favor of any mortgagee with a security interest in the Leased Premises, nor is Landlord aware of any matter which with the passage of time or the giving of notice would constitute a default; (e) the Original Lease, if any, has been terminated, is void ab initio and Tenant or its predecessor in interest, as applicable, has satisfied all of their obligations under the Original Lease and has no liability thereunder as of the date hereof; (f) the CC&Rs (as hereinafter defined) do not prohibit the Permitted Use and the Leased Premises are in compliance with the CC&Rs; (g) to Landlord’s knowledge, the Leased Premises are in good condition, do not presently require any material repairs and are sufficient for the uses to which they have been put prior to the Effective Date; and (h) to Landlord’s knowledge, the Leased Premises are in compliance with Laws and Requirements (as hereinafter defined). Except as otherwise set forth in this Lease, the Leased Premises is leased “as is” and “where is” without warranty or representation as to title, condition or suitability for any purpose.

Section 1.5 Covenants, Conditions and Restrictions. Tenant agrees that as to its leasehold estate, Tenant and all persons in possession or holding under Tenant will conform to and will not violate the terms of any covenants, conditions or restrictions of record which may now or hereafter encumber the Building or the project in which the Building is located (collectively, the “CC&Rs”). This Lease is subordinate to such restrictions and any amendments or modifications thereto.

ARTICLE II

TERM.

Section 2.1 Term. The initial term of this Lease (“Initial Term”) shall commence on the Effective Date (the “Commencement Date”) and shall expire on the last day of the thirty-sixth (36th) full calendar month following the Commencement Date.

Section 2.2 Extension Term. Provided that Tenant is not in material default beyond any applicable notice and cure period of this Lease at the time of exercise or as of the date immediately preceding the scheduled commencement date of the Extension Term (hereinafter defined), Tenant shall have the right to extend the term of this Lease for two (2) additional periods of three (3) years each (each, an “Extension Term”) by giving Landlord notice of such extension not less than 120 days prior to the expiration of the Initial Term or then expiring Extension Term, as applicable. Each Extension Term shall be upon the same terms, provisions, covenants and conditions as are in effect under this Lease at the time of such extension. As used in this Lease, the term “Term” or “term” shall mean the Initial Term and an Extension Term as the context so requires.

Section 2.3 Lease Year. As used in this Lease, the term “Lease Year” shall mean a period of twelve (12) consecutive calendar months, commencing on Commencement Date and each successive anniversary of the Commencement Date during the Term; provided, however, that if the Commencement Date is not the first day of a calendar month, then such twelve (12) month period shall be deemed to commence on the first day of the first full calendar month following the Commencement Date and each successive anniversary thereof during the Term. In such event, the first Lease Year shall be deemed to also include the partial month that commences on the Commencement Date and ends on the last day of that calendar month (“Stub Period”).

ARTICLE III

RENT

Section 3.1 Base Rent.

(a) Tenant hereby covenants and agrees to pay to Landlord, at its office or at such other place as Landlord may from time to time designate, as “Base Rent” for the Leased Premises during the Initial Term of this Lease, without deduction, set off or demand, except as otherwise set forth in this Lease:

(i) For Lease Year 1 of the Initial Term, the annual amount of Two Hundred Thirty-Five Thousand Six and 20/100 Dollars ($235,006.20) payable in equal monthly installments of Nineteen Thousand Five Hundred Eighty-Three and 85/100 Dollars ($19,583.85) (based on 10,043 square feet of space in the Building (the “Initial Building Square Footage”) and $1.95 per rentable square foot per month (the “Initial Rate”)), which shall be due and payable in advance on the first day of each and every calendar month during the first Lease Year of the Initial Term (subject to Section 3.1(b) and Section 3.1(d));

(ii) For Lease Year 2 of the Initial Term, the sum of the annual Base Rent for Lease Year 1 (as it may have been adjusted pursuant to Section 3.1(d)) plus an increase equal to three percent (3%) of the annual Base Rent for Lease Year 1 (as it may have been adjusted pursuant to Section 3.1(d)), payable in equal monthly installments, which shall be due and payable in advance on the first day of each and every calendar month during the second Lease Year of the Initial Term; and

(iii) For Lease Year 3 of the Initial Term, Base Rent shall increase (the “Annual CPI Increase”) on the first day of the third Lease Year of the Initial Term (the “Adjustment Date”) to equal an annual amount equal to (a) the annual Base Rent for Lease Year 2 multiplied by (b) the number one (1) plus a fraction, the numerator of which is equal to the positive difference, if any, between (A) the Index (defined below) for the calendar month two (2) months prior to the calendar month in which the Adjustment Date occurs (the “Comparison Index”), and (B) the Index for the calendar month two (2) months prior to month 12 of the Term (the “Reference Index”), and the denominator of which shall be the Reference Index. The Consumer Price Index for All Urban Consumers, All Items (1982-84=100) for San Francisco-Oakland-San Jose, as published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”), shall be used in computing the increase in Base Rent on the Adjustment Date.

(b) If the Commencement Date does not occur on the first day of a calendar month, then Tenant shall pay on the Commencement Date a prorated amount of the monthly installment of Base Rent for the Stub Period calculated on a per diem basis. Thereafter, Base Rent shall be paid in equal monthly installments on the first day of each and every month during the Term in advance, as herein provided.

(c) Commencing on the first (1st) day of an Extension Term, if applicable, and on each anniversary thereafter during the Extension Term, the Base Rent shall be increased by 3% from the Base Rent for the prior Lease Year.

(d) Promptly following the Effective Date, Landlord and Tenant shall cooperate in good faith to select a mutually acceptable third party appraiser (the “Appraiser”) to determine the market base rental rate (per rentable square foot per month) (the “Determined Rate”) for the Building.

(i) Landlord and Tenant each shall be responsible for fifty percent (50%) of the cost the Appraiser.

(ii) The Appraiser shall undertake to deliver its written determination of the Determined Rate within sixty (60) days following the selection of the Appraiser (or within such extended time as reasonably required by the Appraiser). The Determined Rate shall be final and binding upon Landlord and Tenant but shall be subject to a floor of $1.25 per rentable square foot per month (the “Floor Rate”) and a ceiling of $2.40 per rentable square foot per month (the “Ceiling Rate”). In the event that the Determined Rate exceeds the Ceiling Rate, the Determined Rate shall be adjusted to equal the Ceiling Rate. In the event that the Determined Rate is less than the Floor Rate, the Determined Rate shall be adjusted to equal the Floor Rate.

(iii) The Base Rent for the first Lease Year of the Initial Term shall be adjusted based on the Determined Rate and the square footage of the Building (taking into account any revisions by the Appraiser to the Initial Building Square Footage). Such adjustment to Base Rent shall be retroactive to the Commencement Date and shall be memorialized in a writing (materially in the form attached hereto as Exhibit “B”) signed by Landlord and Tenant promptly following the determination of the Determined Rate. The Base Rent for the first Lease Year of the Initial Term (as so adjusted) is referred to herein as the “Adjusted Lease Year 1 Base Rent”.

(iv) In the event that the Adjusted Lease Year 1 Base Rent is less than the initial Base Rent for the first Lease Year of the Initial Term (the “Initial Lease Year 1 Base Rent”), Landlord promptly shall reimburse Tenant for the resulting prior overpayment of monthly installments of Base Rent. In the event that the Adjusted Lease Year 1 Base Rent exceeds the Initial Lease Year 1 Base Rent, Tenant promptly shall pay to Landlord the amount of the resulting prior underpayment of monthly installments of Base Rent.

Section 3.2 Real Estate Taxes. Tenant shall pay prior to delinquency all real estate taxes and assessments that are levied or assessed on the Land and Building during the Term (hereinafter referred to as “Real Estate Taxes”); provided, however, that Real Estate Taxes levied against the Land and Building shall be prorated between Landlord and Tenant as of the Commencement Date for the first year of the Term and as of the expiration date of the Term for the last year of the Term (on the basis of Landlord’s reasonable estimate thereof). Upon request Tenant shall provide Landlord with evidence of payment of such Real Estate Taxes. If Landlord pays such Real Estate Taxes (due to Tenant’s failure to pay same), Landlord shall notify Tenant of such payment, and Tenant shall promptly reimburse Landlord for such amounts upon demand. Tenant may take the benefit of the provisions of any statute or ordinance permitting any assessment to be paid over a period of years, and Tenant shall be obligated to pay only those installments falling due during the Term. Tenant shall not be required to pay any Real Estate Taxes so long as Tenant shall, in good faith and with due diligence, contest the same or the validity thereof by appropriate legal proceeding which shall have the effect of preventing the collection of the Real Estate Taxes so contested; provided that, pending any such legal proceedings, Tenant shall give Landlord such security as may be deemed reasonably satisfactory to Landlord to insure payment of the amount of the Real Estate Taxes and all interest and penalties thereon. If, at any time during the continuance of such contest, the Leased Premises or any part thereof is, in the judgment of Landlord, in imminent danger of being forfeited or lost, Landlord may use such security for the payment of such Real Estate Taxes. Any proceeding referred to in this Section may be brought by Tenant in the name of Tenant or Landlord, but Landlord shall not be subjected to any liability for the payment of any costs or expenses in connection with any proceeding brought by Tenant, and Tenant covenants to indemnify and save harmless Landlord from any such costs or expenses. At Tenant’s request, Landlord agrees to sign any petition or protest and reasonably to cooperate in such other acts as may be required to enable Tenant to engage in any proceedings referred to in this Section, provided Landlord does not thereby incur any material expense or obligation. Notwithstanding anything to the contrary contained in this Lease, there shall be excluded from Real Estate Taxes and Tenant shall have no obligation to pay (or to reimburse Landlord for the payment of) any of the following, all of which shall be Landlord’s sole obligation hereunder: (a) income (as opposed to rental taxes described in Section 3.3), business, profit, inheritance, estate, succession, gift, franchise or documentary transfer tax which are or may be imposed on Landlord, its successors or assigns, by whatever authority imposed or however designated; (b) any tax, assessment, charge or levy imposed or levied upon or assessed against any premises of Landlord other than the Leased Premises; and (c) any interest or penalties payable as a result of Landlord’s failure to pay any taxes or assessments prior to delinquency, except real estate taxes and assessments for which Tenant may be responsible if they are separately billed to Tenant.

Section 3.3 Rental Taxes. If any governmental taxing authority levies, assesses, or imposes any tax, excise or assessment (other than income or franchise taxes) upon or against the rentals payable by Tenant to Landlord, then Tenant shall be responsible for and shall pay such tax, excise or assessment, or, if Landlord pays same, Tenant shall reimburse Landlord for the amount thereof within thirty (30) days after demand by Landlord which demand shall be accompanied by reasonable supporting documentation.

Section 3.4 Late Charge. Notwithstanding anything in this Lease to the contrary, if Tenant fails to pay any Base Rent, additional rent or any other charges within ten (10) days after the due date thereof, then in addition to and not in lieu of any other right or remedy available to Landlord, Tenant shall pay an additional sum of five percent (5%) of such rent or other charge as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the cost that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant default with respect to the overdue amount, or prevent Landlord from exercising any other rights or remedies available to Landlord.

Section 3.5 Interest. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the lesser of ten percent (10%) per annum or the maximum rate of interest permitted to be contracted for by law. However, interest shall not be payable on late charges to be paid by Tenant under this Lease, and any late charge paid by Tenant pursuant to Section 3.4 shall be an offset against interest due under this Section. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease.

ARTICLE IV

USE OF LEASED PREMISES BY TENANT

Section 4.1 Permitted Use of Leased Premises. Tenant shall use the Leased Premises for wafer grinding and polishing, automated inspection, dicing, pick and place, general back-end wafer processing and packaging, and quality assurance services and ancillary and related services and uses (the “Permitted Use”).

Section 4.2 Nature of Use.

(a) Tenant shall use and occupy the Leased Premises in a commercially reasonable manner in accordance with all applicable laws, statutes, ordinances, codes, rules, regulations, requirements, orders and approvals of all federal, state, county and municipal governmental agencies or public authorities having jurisdiction over the Leased Premises and relating to Tenant’s use (collectively, “Laws and Requirements”). Tenant, at Tenant’s expense, shall obtain, and shall keep in force during the term hereof, and during any holding over by Tenant, all approvals, certificates, consents, licenses and permits required under any Laws and Requirements for any of Tenant’s business activities being carried on in the Leased Premises.

(b) Tenant shall, at its sole cost and expense, comply with all Laws and Requirements, now in force or which may hereafter be in force, pertaining to Tenant’s use and occupancy of the Leased Premises.

Section 4.3 Signs. Tenant may, without the prior written consent of Landlord, attach to the Leased Premises or the Building, signs of reasonable size displaying Tenant’s name and business. Tenant agrees to have said signs comply with all applicable requirements of appropriate governmental authorities and to obtain all necessary permits or licenses with respect to said signs. At the termination of this Lease, Tenant agrees to remove, at Tenant’s sole expense, all signs erected by Tenant and to repair any damage caused by such removal. All existing signage in place on the Commencement Date shall be exempt from these requirements, including, without limitation, any requirement that Tenant maintain or remove the same, and such signage shall not be subject to removal upon Tenant vacating the Leased Premises.

Section 4.4 Environmental Matters.

(a) From and after the Commencement Date, Tenant shall, with respect to the Leased Premises (i) not cause, allow or permit any Hazardous Material (as defined below) to be brought upon, kept, used, handled, or managed in or about the Leased Premises, except in full compliance with applicable Environmental Requirements and in types and quantities consistent with Tenant’s ordinary operations; (ii) cause any and all Hazardous Materials delivered to or removed from the Leased Premises by or on behalf of Tenant to be removed and transported solely by licensed haulers to duly licensed facilities for recycling or final disposal of such materials and wastes; and (iii) not release any Hazardous Material at or near the Leased Premises, except as permitted by Environmental Requirements and as would not result in contamination at the Leased Premises. Notwithstanding anything to the contrary contained in this Lease, Tenant may use any ordinary and customary materials reasonably required to be used in the normal course of the Permitted Use of the Leased Premises, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household or office materials (including cleaning supplies), so long as such use is conducted in full compliance with applicable Environmental Requirements and does not expose the Leased Premises or neighboring property to any risk of contamination or damage, or expose Landlord to any liability therefore.

(b) As used herein “Environmental Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as in effect prior to, on, or after the date of this Lease. As used herein, the term “Hazardous Material” means petroleum, any hazardous or toxic substance, material or waste that is or becomes regulated by any governmental authority because of its toxic, hazardous, deleterious, or dangerous properties and includes, without limitation, any material or substance which is: (i) defined as a “hazardous substance” under the environmental, health, or safety laws of the state in which the Leased Premises are located; (ii) petroleum; (iii) asbestos; (iv) designated as a “hazardous substance” pursuant the Federal Water Pollution Control Act, 33 U.S.C. Section 401 et seq.; (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; (vii) defined as a “regulated substance” pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. Section 6991 et seq.; or (viii) defined as a “toxic substance” pursuant to the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq. As used herein, “Environmental Liabilities” shall mean all liabilities, obligations, claims, damages, penalties, costs, and expenses (including the fees and expenses of attorneys and consultants) relating to or arising under Environmental Requirements.

(c) Landlord shall have the right at all times during the Term of this Lease to (i) inspect the Leased Premises and to (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Article. Landlord shall give reasonable notice to Tenant before conducting any inspections, tests, or investigations, and same shall be conducted during normal business hours in a manner that will not interrupt or unreasonably interfere with Tenant’s business operations. The cost of all such inspections, tests and investigations shall be borne by Tenant if Tenant is in breach of this Article. Neither any action nor inaction on the part of Landlord pursuant to this Article shall be deemed in any way to release Tenant from, or in any way modify or alter, Tenant’s responsibilities, obligations, and/or liabilities under this Lease.

(d) As of the Commencement Date and except as disclosed in any environmental reports delivered by Landlord to Tenant, Landlord hereby represents and warrants to Tenant that, to Landlord’s actual knowledge without investigation, there are no Hazardous Materials present in the Leased Premises in violation of Environmental Requirements. Tenant shall have no liability with respect to any contamination existing prior to the Commencement Date. Landlord hereby agrees to defend, indemnify and hold harmless Tenant from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses arising from the use, release or disposal by Landlord of Hazardous Materials at the Leased Premises.

ARTICLE V

TRIPLE NET LEASE

Landlord and Tenant acknowledge that, except for Landlord’s obligations in ARTICLE VI below and except as otherwise expressly set forth herein, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses associated with this Lease and the Lease Premises and Tenant’s operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as additional rent. Notwithstanding the foregoing, the costs and expenses described in Exhibit “C” shall not be passed through to Tenant and shall not be required to be paid or reimbursed by Tenant.

ARTICLE VI

MAINTENANCE OF LEASED PREMISES

Section 6.1 Landlord’s Obligations.

(a) Landlord shall, at Landlord’s sole cost and expense (and not subject to reimbursement by Tenant), maintain, repair and replace (if necessary) the load bearing-components of the Building’s footings, foundations, exterior structural walls, interior structural columns and other load-bearing elements of the Building, excluding windows and doors.

(b) Landlord shall, at Landlord’s cost and expense, be responsible for any repair or replacement to the Leased Premises characterized as “capital” in nature under generally accepted accounting principles consistently applied. If such repair or replacement is outside the scope of Section 6.1(a), Tenant shall be required to pay the pro rata share of the cost of the applicable repair or replacement falling due within the Term based upon the amortization of the same over the useful life of such item, such amount to be payable in substantially equal monthly installments over the then-remaining balance of the Term.

(c) Notwithstanding anything herein to the contrary, in the event a capital improvement or other structural, unforeseen or extraordinary change to the Leased Premises is required by Laws and Requirements during the first Lease Year of the Initial Term, then Landlord shall be responsible for such work at Landlord’s sole cost and expense (and not subject to reimbursement by Tenant).

Section 6.2 Tenant’s Repairs and Maintenance. Subject to Landlord’s obligations in Section 6.1 above, Tenant shall, at Tenant’s sole cost and expense (subject to the final sentence of this Section 6.2), maintain, repair and replace (if necessary) the Leased Premises, including, without limitation, the Building, building systems, parking lot, driveways, windows, skylights, doors, roof, sewage booster system, security system, heating, ventilating and air conditioning systems (“HVAC”), clean rooms and associated systems, plumbing, electrical, process piping, chillers, equipment, fixtures, flooring, life safety equipment, and all other portions of the Leased Premises, in good and sanitary condition and compliance with all Laws and Requirements, subject to ordinary wear and tear and casualty. Tenant shall periodically inspect the Leased Premises to identify any conditions that are dangerous or in need of maintenance, repair or replacement. Tenant shall promptly provide Landlord with notice of any such conditions which are significant in nature or which will require action by Landlord. Tenant hereby waives all right to make repairs at the expense of Landlord or in lieu thereof to vacate the Leased Premises and its other similar rights as provided in California Civil Code Sections 1932(1), 1941 and 1942 or any other Laws and Requirements (whether now or hereafter in effect).

Section 6.3 Maintenance Contracts. Tenant shall, at Tenant’s sole cost and expense, enter into and keep in full force and effect during the Term, maintenance contracts with the following vendors: Office cleaning service (Townsend & Styer), Burglar Alarm (Bay Alarm), Fire Alarm and Sprinkler (ADT Commercial), Trane (Chiller maintenance and smart pumps for Di), Atlas Copco (compressed air, air dryer, house vacuum), W2 Systems (acid waste neutralization), DeIonized water plant (Evoqua Technologies), HVAC (J&J Air Systems Inc.), Common Area (Wills Property Management c/o Berryessa Industrial Complex), or other companies approved by Landlord in Landlord’s sole discretion (the “Maintenance Contracts”); provided, however, with respect to Fire Alarm and Sprinkler (ADT Commercial) maintenance, Tenant shall retain the existing 36-month contract with ADT Commercial executed on June 23, 2022. Tenant shall provide copies of the Maintenance Contracts to Landlord within ten (10) days after the Commencement Date, and within ten (10) days after such contracts are modified or renewed, and at other times upon Landlord’s request.

Section 6.4 Landlord’s Access. Tenant will permit Landlord and its authorized representatives to enter upon the Leased Premises at all reasonable times, upon reasonable advance notice, during usual business hours, in a manner so as to not unreasonably interfere with Tenant’s business, and subject to Tenant’s security and privacy policies, for the purpose of (i) inspecting the same and making any necessary repairs thereto, (ii) showing the same to existing and prospective mortgagees, purchasers, vendors and other interested parties, and (iii) during the 120 days prior to the expiration of the term of this Lease, showing the same to prospective tenants.

Section 6.5 Roof Reimbursement. During the Term, Tenant shall reimburse Landlord in the amount of $261.67 per month, which is the cost of the new roof installed by Landlord amortized over a 20-year period.

Section 6.6 Common Area Maintenance. Landlord is charged common area and maintenance expenses by Berryessa Industrial Complex in connection with the Leased Premises. Tenant shall pay prior to delinquency all assessments that are levied or assessed on the Land and Building by the Berryessa Industrial Complex during the Term and are applicable to the period of Tenant’s occupancy, provided, however, that any such assessments shall be prorated between Landlord and Tenant as of the Commencement Date for the first year of the Term and as of the expiration date of the Term for the last year of the Term. Upon request, Tenant shall provide Landlord with evidence of payment of such amounts. If Landlord pays such amounts (due to Tenant’s failure to pay same), Landlord shall notify Tenant of such payment, and Tenant shall promptly reimburse Landlord for such amounts upon demand.

Section 6.7 Surrender of Premises. Tenant shall on the last day of the Term or earlier termination of this Lease, quit and surrender the Leased Premises, in good working order, condition and repair, normal wear and tear and casualty excepted, broom clean and otherwise in the condition required under this Lease, together with all Alterations which may have been made in, on, or to the Leased Premises by Tenant (without compensation to Tenant); provided, however, Tenant shall remove its personal property, furniture, trade fixtures, wiring and cabling. Tenant shall repair damage caused by such removal.

ARTICLE VII

UTILITIES

Section 7.1 Charges. Commencing on the date of delivery of possession of the Leased Premises to Tenant, Tenant shall pay for all utilities that may be furnished to it or used by it in or about the Leased Premises including, but not limited to, water, fuel, gas, oil, heat, electricity, sewer charges and rents, together with all taxes, levies or other charges on such utilities and governmental charges based on utility consumption at the rates of the utility company or municipality supplying the service and according to the readings of meters measuring the quantity of the service furnished. Tenant shall pay all such charges directly to the applicable utility provider when due. All utilities for the Leased Premises attributable to periods prior to the Commencement Date shall be the responsibility of and paid for by Landlord.

ARTICLE VIII

ALTERATIONS

Section 8.1 Alterations. Tenant shall not make any additions, alterations or improvements of any kind to the Leased Premises or any part thereof (collectively, “Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any such Alterations shall be subject to the terms and conditions of this Lease. Notwithstanding the foregoing, Tenant shall be permitted to make non-structural cosmetic Alterations to the Leased Premises (that do not exceed $25,000 per year in the aggregate) without Landlord’s consent. Any Alterations made by Tenant shall be in accordance with the building code and ordinances of the city in which the Leased Premises is located and all other applicable Laws and Requirements pertaining to such work. All Alterations shall be made promptly in a good and workmanlike manner free and clear of all mechanics’ and materialmen’s liens. Tenant shall promptly repair any damage to the Leased Premises caused by any Alterations undertaken by Tenant. Tenant shall give Landlord at least fifteen (15) days’ prior written notice of any commencement of any material Alterations in the Leased Premises so that Landlord may post notices of non-responsibility in or upon the Leased Premises as provided by law. Upon completion of such work, Tenant shall provide Landlord with a copy of all “as-built” plans (in the case of structural Alterations).

Section 8.2 Removal of Trade Fixtures and Improvements. Trade fixtures and equipment placed or installed upon or within the Leased Premises by Tenant shall remain the personal property of Tenant. With Landlord’s advance written consent, Tenant may abandon such fixtures, alterations, modifications or improvements, and such items shall become the property of Landlord without compensation to Tenant. If any of Tenant’s personal property or trade fixtures remain on the Leased Premises after the expiration or earlier termination of the Lease without Landlord’s consent, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof. Any and all such property of Tenant not removed by such date shall, at the option of Landlord, irrevocably become the sole property of Landlord. Tenant waives all rights to notice and all common law and statutory claims and causes of action which it may have against Landlord subsequent to such date as regards the storage, destruction, damage, loss of use and ownership of the personal property affected by the terms of this Section 8.2.

Section 8.3 Mechanics’ Liens. Tenant agrees to indemnify, protect, defend and hold Landlord harmless from and against any and all mechanic’s liens or other liens and claims in connection with any construction by Tenant and shall, within twenty (20) days after notice from Landlord, bond or discharge any such liens or claims.

ARTICLE IX

ASSIGNMENT AND SUBLETTING

Section 9.1 Assigning and Subletting. Except as hereinafter provided, Tenant shall not assign this Lease in whole or in part, nor sublet (or license) the Leased Premises in whole or in part, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment or sublease of the Leased Premises without such consent in violation hereof shall (a) be voidable, and/or (b) terminate this Lease, in either case, at the option of Landlord. Landlord may reasonably withhold consent for any reasonable basis, including, without limitation, the following considerations: (i) the financial strength of the proposed transferee; (ii) the proposed transferee’s impact or effect on the common facilities or the utility, efficiency or effectiveness of any utility or telecommunication system serving the Building; (iii) a proposed transferee whose occupancy would require a variation in the terms of this Lease; (iv) the existence of any default by Tenant under any provision of this Lease; (v) a proposed transferee who is or is likely to be, or whose business is or is likely to be, subject to compliance with additional laws or other governmental requirements beyond those to which Tenant or Tenant’s business is subject; (vi) the proposed transferee is a governmental agency or unit, a non-profit or charitable entity or organization; and/or (vii) the proposed transferee will use, store or handle Hazardous Materials in or about the Leased Premises of a type, nature or quantity not then acceptable to Landlord. Tenant shall reimburse Landlord as additional rent for Landlord’s reasonable costs and attorneys’ fees incurred in conjunction with the processing and documentation of any proposed assignment or sublease of the Leased Premises, whether or not consent is granted, in an amount not to exceed $2,500.

Section 9.2 Permitted Transfer. Notwithstanding the foregoing, if Tenant is not in default of the Lease beyond any applicable cure period, Tenant shall have the right, without Landlord’s consent, to assign this Lease or sublet the Leased Premises, in whole or in part: (x) to an affiliate of Tenant controlled by or under common control with Tenant; (y) in connection with the sale of all or substantially all of the stock or assets of Tenant; and/or (z) in connection with the sale of any of the group(s), division(s) or section(s) or substantially all of the assets of any of such groups(s), division(s) or section(s) of Tenant occupying the Leased Premises. If Tenant assigns the Lease to any entity listed in (x), (y) or (z) in the preceding sentence, then Tenant shall provide Landlord with ten (10) days advance notice of such transfer, to include the form of written assumption agreement in favor of Landlord whereby the transferee assumes Tenant’s obligations under this Lease on and after the date of transfer, and information and documentation showing that each of the above conditions has been satisfied. No transfer shall relieve Tenant of its obligations under the Lease.

ARTICLE X

DAMAGE OR DESTRUCTION

If the Leased Premises are damaged in whole or in part by casualty, Landlord shall promptly repair and replace the same at Landlord’s sole cost and expense (and not subject to reimbursement by Tenant) to as near the condition as existed prior to the property loss as practicable. While such restoration is in progress, Tenant shall be entitled to a fair and appropriate abatement of the rental to be paid, said abatement to be based on the amount and value of the Leased Premises that remains useable by Tenant for the Permitted Use during the restoration period. Notwithstanding the foregoing, in the event the damage cannot reasonably be repaired by Landlord within 120 days after the occurrence of such casualty, then either Landlord or Tenant shall have the right to terminate this Lease by delivering written notice of termination to the other party within thirty (30) days after the casualty occurs (or, in the case of a notice by Tenant, within thirty (30) days after Landlord informs Tenant in writing of the projected time for the repairs), whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term, the obligation of Tenant to pay Base Rent and other charges hereunder shall end as of the date of such damage and any charges prepaid by Tenant shall be adjusted between the parties. Tenant waives (for itself and all persons claiming under Tenant) the provisions of Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Leased Premises.

ARTICLE XI

EMINENT DOMAIN

Section 11.1 Award. If the Leased Premises or any part thereof shall be taken or condemned, either permanently or temporarily, for any public or quasi-public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain, or by agreement in lieu thereof, then the entire compensation award therefor, both leasehold and reversion, shall belong to Landlord without any deduction therefrom for any present or future estate of Tenant and Tenant hereby assigns to Landlord all its right, title and interest to any such award.

Section 11.2 Tenant’s Damages. Although all damages in the event of any condemnation are to belong to Landlord, whether such damages are awarded as compensation for diminution in value of the leasehold or the fee of the Land and the Building, Tenant shall have the right to claim and recover directly from the condemning authority, but not from Landlord, such compensation as may be separately awarded and separately recoverable by Tenant in Tenant’s own right on account of any and all damage to, for or on account of any cost or loss to which Tenant may be put in removing Tenant’s merchandise, furniture, trade fixtures and trade equipment, provided any such award does not directly or indirectly reduce Landlord’s award. Tenant waives (for itself and all persons claiming under Tenant) the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Leased Premises by condemnation.

Section 11.3 Abatement of Rent. If the entire Leased Premises shall be taken as aforesaid, or if, in the Tenant’s discretion, the remaining portion of the Leased Premises is insufficient for Tenant’s use and Tenant provides Landlord written notice of the same and Tenant’s determination to terminate the Lease, then this Lease shall terminate and shall become null and void from the time possession thereof is required for public use and from that date, the parties hereto shall be released from further obligation hereunder; but in the event a portion only of the Leased Premises shall be so taken or condemned and Tenant does not terminate this Lease as provided above then the Base Rent to be paid by Tenant shall be equitably adjusted, and Landlord (at its sole cost and expense and not subject to reimbursement by Tenant) shall promptly repair and restore the Leased Premises in a good and workmanlike manner and in compliance with applicable law to the condition that existed immediately before the taking, except for the part taken, to render the Leased Premises a complete architectural unit (provided, however, that Landlord shall not be required to expend more that the condemnation proceeds received by Landlord with respect to such taking).

ARTICLE XII

DEFAULT

Section 12.1 Events of Default. Any one or more of the following events shall be an “Event of Default” under this Lease:

(a) Tenant fails to pay within ten (10) days of when due and after written notice thereof from Landlord the full amount of any installment of Base Rent, additional rent or other charges payable under this Lease.

(b) Tenant fails to fully perform and comply with any of the agreements, terms, covenants or conditions in this Lease provided (other than those referred to in the foregoing Subsection of this Section) for a period of thirty (30) days after written notice from Landlord to Tenant specifying the items in default or, in the case of a default or a contingency that cannot with due diligence, in good faith, be cured within said thirty (30) day period, Tenant fails to promptly commence within said thirty (30) day period to cure the same and thereafter to prosecute continuously the curing of such default with due diligence, in good faith, it being intended in connection with a default not susceptible of being cured with due diligence within said thirty (30) day period that the time of Tenant within which to cure the same shall be extended for such period as may be necessary to complete the same in the ordinary course, but not more than seventy-five (75) days after Landlord’s initial written notice from Landlord to Tenant specifying the items in default.

(c) Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or future federal, state, or other bankruptcy or insolvency statutes or laws, or shall seek or consent to or acquiesce in the appointment of any bankruptcy or insolvency trustee, receiver or liquidator of Tenant of all or any substantial part of its properties or of the Leased Premises.

(d) A failure by Tenant to provide evidence of Tenant’s insurance under this Lease within five (5) days of Landlord’s request.

(e) Tenant abandons the Leased Premises.

(f) Tenant shall make an assignment for the benefit of creditors of all or any substantial part of its properties or of the Leased Premises, or if any trustee, receiver or liquidator of Tenant shall be appointed in any action, suit or proceeding, or if the leasehold estate hereby created shall be taken in execution or by other process of law.

Section 12.2 Termination and Damages. Upon the occurrence of any Event of Default, then in addition to any other remedies available to Landlord herein or at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future laws providing for recovery of damages for such breach, including but not limited to the following:

(a) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(c) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom; and

(d) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the applicable law in the state in which the Leased Premises are located.

As used in subsections 12.2 (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the rate of ten percent (10%) per annum. As used in subsection 12.2(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank for the region in which the Building is located at the time of award plus one percent (1%).

Section 12.3 Recovery of Rent; Reletting.

(a) If Landlord does not elect to terminate this Lease as provided in Section 12.2 above, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including, without limitation, Landlord’s right from time to time, without terminating this Lease, to either recover all rental as it becomes due or relet the Leased Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable with the right to make alterations and repairs to the Leased Premises. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiation of Landlord or other legal proceeding granting Landlord or its agent possession to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(b) In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Leased Premises ; fourth, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied by the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(c) No reentry or taking possession of the Leased Premises or any other action under this Section shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

(d) Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has right to sublet or assign, subject only to reasonable limitations).

Section 12.4 Landlord Self-Help. If Tenant fails to pay, when due, for any repairs or improvements to the Leased Premises made by Tenant (to the extent that such repairs were the responsibility of Tenant hereunder), or if Tenant fails to pay any of the charges that Tenant is obligated to pay by the terms of this Lease, or if Tenant fails to make repairs that are Tenant’s responsibility as herein provided, then in addition to all other remedies provided by this Lease, Landlord may, but is not obligated to, upon Tenant’s failure to cure such default within thirty (30) days after Tenant’s receipt of notice from Landlord that specifies the particular default complained of, pay any such charges and make such repairs, and the amount or amounts so paid or expended therefor shall become due and payable immediately upon demand by Landlord; and if Tenant shall not repay any such amount or amounts upon demand, said amount or amounts (plus a 15% administrative fee) shall be added to, and become a part of, the Base Rent to be paid by Tenant when the next regular installment of Base Rent becomes due.

Section 12.5 Tenant Self-Help. Landlord shall be in default if it shall fail to perform or observe any term, condition, covenant or obligation as required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord specifying the items in default or, in the case of a default or a contingency that cannot with due diligence, in good faith, be cured within said thirty (30) day period, then within such extended period as may be necessary to complete the same in the ordinary course, but not more than sixty (60) days after Tenant’s initial written notice from Tenant to Landlord specifying the items in default. Upon the occurrence of any such default, Tenant may (but is not obligated to) cure such default on behalf of Landlord and in Tenant’s discretion, Tenant may offset and deduct the reasonable costs and expenses incurred by Tenant in curing such default (plus a 15% administrative fee) from Base Rent and/or any other amounts owed to Landlord under this Lease, or, if requested by Tenant, Landlord shall reimburse Tenant for the reasonable cost and expense incurred by Tenant in curing such default (plus a 15% administrative fee) upon written request. In addition to any of the foregoing remedies, if Landlord is in default or breach of the terms of this Lease, Tenant may sue for specific performance, injunctive relief or to recover damages for any loss resulting from such breach, and Tenant may terminate this Lease and/or pursue any remedies available at law or in equity.

ARTICLE XIII

INDEMNITY AND INSURANCE

Section 13.1 Indemnity. Tenant covenants and agrees to indemnify, protect, defend and save harmless Landlord and its managers, members, officers, employees and contractors (collectively, “Landlord Parties”) against and from all liabilities, obligations, damages, suits, causes of action, fines, penalties, claims, costs, charges and expenses, including without limitation, which may be imposed upon or incurred by or asserted against any of the Landlord Parties by reason of any of the following: (i) any violation of any Laws and Requirements by Tenant, its officers, employees, contractors and invitees or otherwise attributable to the failure of Tenant to perform or comply with any provision of this Lease; (ii) any accident or other occurrence on or about the Leased Premises which causes injury to any person or property whomsoever or whatsoever; or (iii) any act or omission of Tenant or its officers, employees, contractors and invitees related to its use of Leased Premises. Under no circumstances shall Tenant be obligated to indemnify any party to the extent that the injury, loss or damage was caused by the negligence or willful misconduct of the party to be indemnified. Landlord covenants and agrees to indemnify, protect, defend and save harmless Tenant and its managers, members, officers, employees and contractors (collectively, “Tenant Parties”) against and from all liabilities, obligations, damages, suits, causes of action, fines, penalties, claims, costs, charges and expenses, including without limitation, which may be imposed upon or incurred by or asserted against any of the Tenant Parties by reason of any of the following: (a) any violation of any Laws and Requirements by Landlord, its officers, employees, contractors and invitees or otherwise attributable to the failure of Landlord to perform or comply with any provision of this Lease; or (b) any act or omission of Landlord or its officers, employees, contractors and invitees related to its activities in connection with the Leased Premises.

Section 13.2 Liability Insurance. Tenant shall, at its expense, keep and maintain in full force and effect during the entire Term of this Lease, broad form commercial general liability insurance with a contractual liability endorsement naming Landlord as additional insured, in an amount of not less than Two Million and 00/100 Dollars ($2,000,000.00) for injury to persons and/or for property damage, to insure and indemnify Landlord and Tenant against any and all claims for injury to persons or property, incurred in and about the Leased Premises and shall furnish Landlord with a memorandum certificate of said insurance policy, together with an appropriate additional insured endorsement, on or before the date that Landlord delivers possession of the Leased Premises to Tenant. Such policy shall bear an endorsement to the effect that the insurer agrees to notify Landlord not less than ten (10) days in advance of any modification or cancellation thereof. The policy shall insure performance by Tenant of the indemnity provisions of this Lease and shall be primary, not contributing with, and not in excess of coverage which Landlord may carry.

Section 13.3 Casualty Insurance. Landlord shall, at all times during the term of this Lease, keep all buildings, improvements and equipment now or hereafter located upon the Leased Premises (as the same may be expanded, improved, modified or upgraded from time to time) insured for the Full Replacement Value (as hereinafter defined) thereof on an “all risk” of physical loss or damage basis “special perils” form. The term “Full Replacement Value” shall mean actual replacement cost, including building code upgrade coverage. For periods during the Term, Tenant shall reimburse Landlord for the cost of such insurance related to the Leased Premises promptly following Tenant’s receipt of a written invoice (and reasonable supporting documentation) from Landlord for same.

Section 13.4 Contents Insurance. Tenant shall, at its expense, keep and maintain in full force and effect during the entire period of this Lease, special form or so-called “all-risk” property casualty insurance written at full replacement cost value and with replacement cost endorsement, including coverage against sprinkler damage, vandalism and malicious mischief, covering all personal property of Tenant at the Leased Premises (including, without limitation, equipment, trade fixtures, merchandise, inventory, supplies, parts, wall and floor coverings, furniture, furnishings, decorations, and property removable by Tenant under the provisions of this Lease). Tenant shall also maintain insurance for all plate glass upon the Leased Premises.

Section 13.5 Waiver of Right of Recovery. Neither party nor its representatives, agents or employees shall be liable to the other party or to anyone claiming through the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any business interruption or for any loss or damage to any building, structure or other tangible property occurring in, on or about the Leased Premises, even though such business interruption, loss or damage might have been occasioned by the negligence of such party, its agents or employees to the extent that: (i) such business interruption, loss or damage is or could be covered by a special form or “all risk” property insurance policy, by a contents insurance policy or by a sprinkler leakage or water damage policy in the State where the Leased Premises are located, regardless of whether such insurance policies are actually carried, or (ii) recovery is had under any other insurance carried covering such business interruption, loss or damage. Each insurance policy carried by the parties hereto shall contain a clause to the effect that the foregoing waiver shall not affect the right of the insured party to recover under such policy.

Section 13.6 Policy Requirements. Any insurance which a party is required to keep and maintain pursuant to this Article XIII may be a combination of “primary” and “umbrella” coverage. The company or companies writing any insurance which a party is required to keep and maintain pursuant to this Article XIII shall be authorized to do business and issue insurance in the State where the Leased Premises are located. Each such policy, or a certificate thereof, shall be deposited with Landlord or Tenant, as the case may be, promptly upon commencement of a party’s obligation to procure the same, together with evidence that the premiums therefor have been paid in full. Prior to the expiration or termination of any such policy, the procuring party shall deliver to the other party a new or renewal policy (or a certificate thereof), together with evidence that the premiums therefor have been paid in full. If Tenant fails to obtain any insurance required of it under the terms of this Lease, Landlord may, at its option, but is not obligated to, obtain such insurance on behalf of Tenant and bill Tenant, as additional rent, for the cost thereof.

ARTICLE XIV

QUIET ENJOYMENT

Section 14.1 Quiet Enjoyment. Tenant, on paying the rent and observing, performing and keeping, in all material respects, all of the provisions of this Lease on its part to be observed, performed and kept, shall lawfully, peaceably and quietly have, hold and enjoy the Leased Premises during the term without hindrance, ejection or molestation by any person(s) lawfully claiming under Landlord.

ARTICLE XV

SUBORDINATION AND ATTORNMENT

Section 15.1 Subordination. Unless a Mortgagee (as defined in Section 15.3) shall otherwise elect as provided in Section 15.2, Tenant’s rights under this Lease are and shall remain subject and subordinate to the operation and effect of any Mortgage (as defined in Section 15.3) and to any extensions, modifications or amendments of any Mortgage, provided that the Mortgagee shall agree in the Mortgage or otherwise that this Lease shall not be terminated or otherwise affected by the enforcement of such Mortgage if at the time thereof Tenant is not in default under this Lease beyond any applicable cure period.

Section 15.2 Mortgagee’s Unilateral Subordination. If a Mortgagee shall so elect by written notice to Tenant or by the recording of a unilateral declaration of subordination, then this Lease and Tenant’s rights hereunder shall be superior and prior in right to the Mortgage of which such Mortgagee has the benefit, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such Mortgage, subject, nevertheless, to such conditions as maybe set forth in any such notice or declaration.

Section 15.3 “Mortgage” and “Mortgagee” Defined. “Mortgage” means (a) any lease of land only or of land and buildings in a sale-leaseback transaction involving all or any portion of the Land and the Building, or (b) any mortgage, deed of trust or other security instrument constituting a lien upon all or any portion of the Land and the Building, whether the same shall be in existence as of the date hereof or created hereafter. “Mortgagee” means a party having the benefit of a Mortgage, whether as lessor, mortgagee, trustee or noteholder.

Section 15.4 Estoppel Certificates. At any time and from time to time, Landlord and Tenant agree, within twenty (20) days of request in writing from either party to the other party, to execute, acknowledge and deliver to such requesting party a statement in writing certifying to the extent true that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which rent and other charges have been paid and containing such other matters and certifications reasonably requested by such requesting party.

ARTICLE XVI

HOLDING OVER AND SUCCESSORS

Section 16.1 Holding Over. Tenant shall pay Landlord for each day Tenant retains possession of the Leased Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be One Hundred Fifty Percent (150%) of the monthly Base Rent for the last month prior to the date of such termination. Acceptance by Landlord of Base Rent after such termination shall not act to extend the Term of this Lease and any occupancy shall be on a month-to-month basis unless otherwise agreed in writing between Landlord and Tenant. Nothing contained in this Section shall be construed or operate as a waiver of Landlord’s right of reentry or any other right or remedy of Landlord, provided, however, that Tenant shall not be liable for indirect or consequential damages resulting from holdover. In the event that Landlord has entered into a lease with a replacement tenant for the Leased Premises and has notified Tenant of such lease no later than thirty (30) days prior to the end of the Term, if Tenant fails to surrender the Leased Premises within thirty (30) days after the termination or expiration of this Lease, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any claims made by such replacement tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

Section 16.2 Successors and Assigns. The terms and provisions of this Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.1 Brokers. Each of Landlord and Tenant warrant, which warranty shall survive the execution of this Lease, that Landlord on behalf of itself, and Tenant on behalf of itself, has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this Lease, and each of Landlord and Tenant agrees to hold the other harmless from any cost, expense or liability for any compensation, commission or charges claimed by any other realtors, brokers or agents with respect to this Lease or the negotiation thereof.

Section 17.2 Notices. All notices, demands, and requests required or permitted to be made under this Lease shall be made in writing and shall be delivered by one or more of the following methods: (i) certified mail, return receipt requested or (ii) nationally-recognized overnight courier, such as Federal Express, UPS or Airborne. Such notices, demands and requests shall be sent to the following addresses:

If to Landlord:                                  Saira Y Haq

[*****]

[*****]

Email: [*****]

And required copies to:                                   Hanson Bridgett LLP

1676 North California Blvd., Suite 620

Walnut Creek, CA 94596

Attention: Eric Clarke

Email: eclarke@hansonbridgett.com

If to Tenant:                                      c/o Akoustis Technologies, Inc.

985 Northcross Center Court, Suite A

Huntersville, NC 28078

Attention: General Counsel

Email: dwright@akoustis.com

And required copies to:                                   K&L Gates LLP

300 South Tryon Street, Suite 1000

Attention: Sean M. Jones; Coleman Wombwell

Email: sean.jones@klgates.com;

coleman.wombwell@klgates.com

All notices given under this Section shall also be given by email to the email addresses provided above (which emails shall not themselves constitute notice). Notices sent in accordance with this Section shall be deemed to have been given on the date three (3) postal days after deposited in the U.S. mail or one (1) business day after deposited with the overnight courier (as applicable). Any party may change its notice address hereunder by giving written notice to the other party in accordance with this Section; provided, however, that such change of address shall not be effective until notice thereof is actually received by the other party.

Section 17.3 Joint and Several Liability. If at any time the term “Landlord” or “Tenant” shall include more than one person or entity, the obligations of all such persons or entities hereunder shall be joint and several.

Section 17.4 Injunctive Relief. In the event of any breach or threatened breach by Landlord or Tenant of any of the agreements, terms, covenants, or conditions contained in this Lease, the non-breaching party shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease.

Section 17.5 Captions and Exhibits. As used in this Lease and when required by the context, each number (singular or plural) shall include all numbers, and each gender shall include all genders. The captions and headings throughout this Lease are for convenience of reference only and the words contained therein shall in no way be held or deemed to define, limit, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or the scope or intent of, this Lease, nor in any way affect this Lease. The term “person” as used herein means person, firm, association or corporation, as the case may be. All exhibits referred to in, and attached to, this Lease are hereby made a part of this Lease.

Section 17.6 Entire Agreement. There are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.

Section 17.7 Memorandum of Lease. Neither Landlord nor Tenant shall record this Lease. Upon the request of either party, the parties shall execute and deliver a Memorandum of Lease in substantially the form attached hereto as Exhibit “D”, containing such information as shall be required by the appropriate state statutes, provided that the recording costs shall be paid by the requesting party.

Section 17.8 Consent. No consent or approval pursuant to this Lease shall be valid or binding unless set forth in a writing signed by the party giving such consent or approval. Unless otherwise expressly set forth in this Lease, any consent or approval of Landlord or Tenant under this Lease may not be unreasonably withheld, conditioned or delayed.

Section 17.9 Attorneys’ Fees. In the event of any litigation or arbitration (if each party in its sole and absolute discretion elects to use arbitration) proceeding between the parties with respect to this Lease, then all costs and expenses, including without limitation, all reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees, incurred by the prevailing party therein shall be paid or reimbursed by the other party. The “prevailing party” means the party determined by the court or arbitrator (if the parties elected to use arbitration) to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

Section 17.10 Severability. If any term or provision of this Lease or any portion of a term or provision hereof or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease and each portion thereof shall be valid and be enforced to the fullest extent permitted by law.

Section 17.11 Force Majeure. The time for performance of any act to be performed by Landlord under this Lease, or for the performance of any act to be performed by Tenant (except for the payment of Base Rent, additional rent and other charges under this Lease and the maintenance of insurance that Tenant is required to maintain under this Lease), shall be subject to delays caused by unavoidable accidents, acts of God, strikes, war or national emergency, pandemic, epidemic, decisions, determinations, rules or regulations of any governmental agencies having jurisdiction, or any acts beyond the reasonable control of Landlord (with respect to Landlord’s obligations) or Tenant (with respect to Tenant’s obligations) (hereinafter collectively called “unavoidable delays”).

Section 17.12 Statutory CASp Disclaimer. Pursuant to Civil Code section 1938, Landlord states that, as of the Commencement Date, the Leased Premises has not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Leased Premises meet all applicable construction-related accessibility standards under California Civil Code section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Leased Premises hereunder, such CASp inspection shall be performed at Tenant’s sole cost and expense, and Tenant shall be solely responsible for the performance and cost of any repairs, upgrades, alterations and/or modifications to the Leased Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such CASp inspection as required by law.

Section 17.13 Limited Liability. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Leased Premises at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Leased Premises (and any proceeds thereof) as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other owner, on account of any of Landlord’s obligations or actions under this Lease. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Leased Premises (and any proceeds thereof). The obligations of Landlord shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents. In no case shall Landlord or Tenant be liable to the other party hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages. If, during the term of this Lease, Landlord shall sell its interest in the Leased Premises, then from and after the effective date of the sale or conveyance, Landlord shall be released and discharged from any and all obligations and responsibilities under this Lease, except those already accrued as of the date of such sale or other transfer, provided that the buyer or other transferee shall have assumed all obligations and responsibilities under this Lease from and after the date of such sale or other transfer.

Section 17.14 No Offer. Until this Lease has been executed by the parties hereto, it shall not be binding or effective as to any of the parties, nor shall the negotiations or correspondence between the parties, nor the preparation of this Lease by one or any of them be considered as an agreement to execute a Lease; it being the intention of the parties that only the execution of this Lease shall make it a binding and enforceable agreement.

Section 17.15 Governing Law. The laws of the State of California shall govern this Lease.

Section 17.16 Execution in Counterparts. This Lease may be executed in multiple identical counterparts, each of which shall be binding upon the party executing such counterpart, and all of which together shall be deemed to be a single document. The parties may deliver their respective counterparts to each other by electronic means, including by fax or by PDF attachment to an email and such delivery shall be deemed effective and binding and such copy shall be considered an original.

Section 17.17 Survival of Obligations. All obligations of Landlord and Tenant which may accrue or arise during the term of this Lease or as a result of any act or omission of such party during said term shall, to the extent they have not been fully performed, satisfied or discharged, survive the expiration or termination of this Lease.

Section 17.18 Termination of Prior Leases. Landlord and Tenant acknowledge and agree that, effective as of the Effective Date, this Lease replaces and supersedes any previously existing leases (whether written or oral) between Landlord and Tenant (or any predecessor in interest of Tenant) for the Leased Premises, including, without limitation, that certain Lease Agreement dated as of January 1, 2020 (collectively, the “Prior Leases”). Effective as of the Effective Date, the Prior Leases are hereby terminated and Tenant (and any predecessor in interest of Tenant) is released from any liabilities or obligations under the Prior Leases. Any rent or other amounts prepaid under the Prior Leases shall be applied to Base Rent or other amounts due hereunder.

[The remainder of this page is intentionally left blank. The signatures follow.]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above.

LANDLORD:

/s/ Saira Haq
Saira Haq, Trustee of the Haq Family Trust (as a 86.4167% undivided tenant in common)

/s/ Saira Haq
Saira Haq, Trustee of the Non-Exempt Marital Trust dated May 26, 2006 (as a 13.5833% undivided tenant in common)

TENANT:

Grinding and Dicing Services, Inc.

By:	/s/ Jeffrey B. Shealy
Name:	Jeffrey B. Shealy
Title:	Chief Executive Officer